Exhibit 99.2

IsoRay Announces Preliminary Fourth Quarter F2017 Revenue of $1.37 Million, 22% Year-over-Year Increase

RICHLAND, Wash., Aug. 4, 2017 /PRNewswire/ -- IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced preliminary unaudited revenue and gross profit results for the fourth quarter and fiscal year ended June 30, 2017.

Preliminary unaudited revenue and gross profit for the fourth quarter of fiscal 2017:

•	Preliminary revenue for the three months ended June 30, 2017 was $1.37 million compared to $1.12 million for the same period in 2016 and $1.28 in the third quarter of fiscal 2017. This represents increases of 22% year-over-year and 7% from the previous quarter.

•	Preliminary gross profit for the three months ended June 30, 2017 was $0.43 million compared to a loss of $0.05 million in the prior year period and $0.29 million in the third quarter of fiscal 2017. Gross profit margin was 31% in the current period compared to a negative gross margin in the fourth quarter of fiscal 2016 and 23% in the third quarter of fiscal 2017.

•	Prostate brachytherapy represented 88% of total revenue for the fourth quarter of fiscal 2017 compared to 85% in the fourth quarter of fiscal 2016.

Preliminary unaudited revenue and gross profit for the 2017 fiscal year:

•	Preliminary revenue for the twelve months ended June 30, 2017 was $4.76 million, flat with the $4.77 million reported for 2016.

•	Preliminary gross profit of $0.77 million compared to $0.13 million in the prior year, a 492% increase.

•	Prostate brachytherapy represented 88% of total revenue for fiscal 2017 compared to 86% in fiscal 2016.

"Revenue growth continued to strengthen in the fourth quarter, reflecting a growing customer count from new and returning practitioners. For the fiscal year, revenue was flat year-over-year, with the stronger second half offsetting the approximate 14% revenue decline of the first half of the fiscal year when we were rolling out our new sales team and strategies. Gross profit showed significant improvement, a result of the expense reductions and process and manufacturing improvements we've been putting in place over the last several months," said Tom LaVoy, Chairman and CEO of IsoRay.

"We remain highly focused on increasing revenue and continuing to improve our gross profit through ongoing cost reductions and manufacturing and process improvements. Combined with industry data fueling renewed interest and adoption of brachytherapy, as well as strong patient results from our Cesium-131 isotope and our highly experienced and increasingly effective sales force, we believe that IsoRay is well positioned for improving financial results in the year ahead," concluded Mr. LaVoy.

Final audited financial results will be released with the filing of IsoRay's Annual Report on Form 10-K, which will be filed with the U.S. Securities and Exchange Commission before the Company's late-September 2017 deadline.

About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter@IsoRay.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: our preliminary financial results for fiscal 2017 and the fourth quarter of 2017, the positive industry data fueling renewed interest in brachytherapy, strong patient results, whether interest in and use of our products will increase or continue, whether the changes to the sales staff will result in increased sales, whether further automation of production processes will be completed or will result in lower costs, whether revenue will increase and costs decrease in the upcoming quarters, the perception by patients of quality of life outcomes, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as an audit of our financial results which may change our preliminary numbers, physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of past studies, whether ongoing patient quality of life results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases whether or not used in conjunction with other treatments, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards as audited by BSI, the success of our sales and marketing efforts, the procedures and regulatory requirements mandated by the FDA for 510(k) approval, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in the periods anticipated, the use of competitors' products, less favorable reimbursement rates, and other risks detailed from time to time in IsoRay's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.